Exhibit 99.1

iParty Corp. Reports Fiscal 2007 and Fourth Quarter Financial Results

DEDHAM, Mass.--(BUSINESS WIRE)--iParty Corp. (AMEX: IPT - news), a party goods retailer that operates 50 iParty retail stores, today reported financial results for its fourth quarter and fiscal year 2007, which ended on December 29, 2007.

For the fiscal year 2007, consolidated revenues were $81.8 million, a 4.2% increase compared to $78.5 million for the fiscal year 2006, and included a 2.6% increase in comparable store sales. Consolidated gross profit margin was 43.2% for fiscal 2007 compared to 42.7% for fiscal 2006. For fiscal 2007, consolidated net income was $0.6 million, or $0.02 per share, compared to consolidated net income of $0.4 million, or $0.01 per share, for fiscal 2006. On a non-GAAP basis, income before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal year was $3.3 million compared to an EBITDA of $2.5 million for fiscal 2006. EBITDA is calculated as net income, as reported under United States generally accepted accounting principles (“GAAP”), plus net interest expense, depreciation and amortization and income taxes. The schedule accompanying this release provides the reconciliation of net income for fiscal 2007 and 2006 under GAAP to a non-GAAP, EBITDA basis.

For the fourth quarter 2007, consolidated revenues were $27.6 million, a 5.2% decrease compared to $29.1 million for the fourth quarter in 2006, and included a 4.8% decrease in comparable store sales. Consolidated gross profit margin was 46.4% for the quarter compared to a margin of 47.5% in the year-ago quarter. Consolidated net income for the quarter was $2.7 million, or $0.07 per share, compared to consolidated net income of $3.9 million, or $0.10 per share, for the fourth quarter in 2006. On a non-GAAP basis, EBITDA for the quarter was $3.5 million compared to EBITDA of $4.5 million for the fourth quarter in 2006. The schedule accompanying this release provides the reconciliation of net income for the fourth quarters of 2007 and 2006 under GAAP to a non-GAAP, EBITDA basis.

Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, "For the past three years we have seen a progressive improvement in our year over year net income. In 2007 our net income of $612,000 was 63% better than 2006. In addition, our 2007 EBITDA of $3.3 million represented an improvement of 32% over 2006 when we posted an EBITDA of $2.5 million. In the five years since 2002, we’ve increased our EBITDA from just over $200,000 to over $3,000,000. Underscoring this performance has been a consistent growth over time in total and same store sales.

Mr. Perisano further commented, "In 2007 we achieved a same store sales increase of 2.6% for the fiscal year, although our same store sales in Q4 decreased 4.8%. The decrease in same store sales in Q4 was due in part to weakness in the consumer economy augmented in our New England base by heavy snow in December. For the full year our total sales increased by 4.2%, which we were pleased to see.”

Mr. Perisano added, “At the beginning of 2008, we acquired two stores from a Party City franchisee in Rhode Island and closed two stores which had leases about to expire. Both of the closed stores were in close proximity to newer, better positioned iParty locations. During the remainder of 2008 we intend to continue to grow our business by focusing on continued improvement to same store sales, while potentially acquiring additional existing stores, opening new stores and/or opening temporary Halloween stores."

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," prescribes the conditions for use of non-GAAP financial information in public disclosures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statement of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, we have provided below reconciliations of any non-GAAP financial measures we use in this press release to the most directly comparable GAAP financial measures. We believe that our presentation of EBITDA, which is a non-GAAP financial measure, is an important supplemental measure of operating performance to investors. The discussion below defines this term, why we believe it is a useful measure of our performance, and explains certain limitations on the use of non-GAAP financial measures such as our use of EBITDA.

EBITDA

Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles ("GAAP"), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. EBITDA is a non-GAAP financial measure and has been presented in this release because our management and the audit committee of our board of directors use this financial measure in monitoring and evaluating our ongoing financial results and trends. Our management and audit committee believe that this non-GAAP operating performance measure is useful for investors because it enhances investors' ability to analyze trends in our business and compare our financial and operating performance to that of our peers.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA has certain limitations. Our presentation of EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In particular, we have opened new stores through the expenditure of capital funded with borrowings under our bank line of credit. Our results of operations, therefore, reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes these expenses, provides helpful information about the operating performance of our business, but EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under GAAP, and should not be considered as an alternative to those measurements as an indicator of our performance.

Accordingly, EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP and should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA reflects additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

	RECONCILIATION OF NON-GAAP MEASURES
	For the quarter ended		For the year ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006

Net income as reported under GAAP	$2,736,067	$3,883,400	$611,691	$374,647

plus, Interest expense, net	170,068	212,311	839,806	762,117
plus, Depreciation and amortization	441,646	405,820	1,705,947	1,343,858
plus, Income taxes	146,323	17,279	146,323	17,279

EBITDA, non-GAAP	$3,494,104	$4,518,810	$3,303,767	$2,497,901

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings or acquisitions, future expectations of comparable store sales growth, improved gross margins, increases in EBIDTA, profitability, and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include, but are not limited to, economic and other developments such as unseasonable weather, that affect consumer confidence or consumer spending patterns, particularly those impacting the New England region, where 45 of our 50 stores our located, and particularly during the Halloween season, which is our single most important season; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the failure of any of our systems, including, without limitation, our point-of-sale system and our existing merchandise management system, the latter of which was developed by a vendor who is no longer in business; the success or failure of our efforts to implement our business growth and marketing strategies; our inability to obtain additional financing, if required, on terms and conditions acceptable to us; fluctuating oil and gas prices which impact prices of petroleum-based/plastic products, which are a key raw material in much of our merchandise, affect our freight costs and those of our suppliers, and affect consumer confidence and spending patterns; third-party suppliers' failure to fulfill their obligations to us; our ability or inability to meet our material contractual obligations with third parties; the availability of retail store space on reasonable lease terms; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 30, 2006, and its subsequently filed Quarterly Reports on Form 10-Q. iParty assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

iPARTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the year ended
	Dec 29, 2007	Dec 30, 2006	Dec 29, 2007	Dec 30, 2006
Revenues	$27,578,796	$29,084,826	$81,798,634	$78,458,329
Operating costs:
Cost of products sold and occupancy costs	14,778,080	15,279,667	46,465,441	44,942,542
Marketing and sales	7,895,308	7,693,653	26,181,504	25,625,547
General and administrative	1,852,950	1,998,516	7,553,869	6,736,197

Operating income	3,052,458	4,112,990	1,597,820	1,154,043

Interest expense, net	(170,068)	(212,311)	(839,806)	(762,117)

Income before income taxes	2,882,390	3,900,679	758,014	391,926

Income taxes	146,323	17,279	146,323	17,279

Net income	$2,736,067	$3,883,400	$611,691	$374,647

Income per share:
Basic	$0.07	$0.10	$0.02	$0.01
Diluted	$0.07	$0.10	$0.02	$0.01

Weighted-average shares outstanding:
Basic	38,210,588	38,191,009	38,204,374	37,862,928
Diluted	39,411,558	40,186,640	39,913,274	39,535,874

iPARTY CORP.
CONSOLIDATED BALANCE SHEETS
	Dec 29, 2007	Dec 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$71,532	$760,376
Restricted cash	862,536	706,066
Accounts receivable	1,105,807	1,116,042
Inventory, net	13,639,531	12,264,737
Prepaid expenses and other assets	996,779	752,172
Total current assets	16,676,185	15,599,393
Property and equipment, net	4,360,123	4,817,993
Intangible assets, net	1,842,882	2,153,482
Other assets	97,896	126,505
Total assets	$22,977,086	$22,697,373

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,723,370	$5,516,406
Accrued expenses	2,503,752	3,070,003
Current portion of capital lease obligations	30,473	343,761
Current notes payable	620,706	551,515
Borrowings under line of credit	2,613,511	1,162,719
Total current liabilities	10,491,812	10,644,404

Long-term liabilities:
Capital lease obligations, net of current portion	9,213	42,456
Notes payable, net of discount $443,192	3,271,632	3,736,309
Other liabilities	1,113,522	929,199
Total long-term liabilities	4,394,367	4,707,964

Commitments and contingencies

Stockholders' equity:
Convertible preferred stock	13,682,167	13,771,450
Common stock	22,701	22,604
Additional paid-in capital	51,894,481	51,671,084
Accumulated deficit	(57,508,442)	(58,120,133)
Total stockholders' equity	8,090,907	7,345,005

Total liabilities and stockholders' equity	$22,977,086	$22,697,373

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
drobertson@iparty.com